(11)  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                      THREE MONTHS ENDED                SIX MONTHS ENDED
                                            JUNE 30                          JUNE 30
                                  ----------------------------    ----------------------------
                                      1996            1995            1996            1995
                                  ------------    ------------    ------------    ------------
Net income (loss) for computing
earnings per common share         $   (174,584)   $   (223,922)   $   (321,011)   $   (356,774)

Weighted average number of
common shares outstanding
during each period without
     dilution                       24,928,838      17,828,259      24,925,713      17,099,593

Addition from assumed exercise
of Common Stock warrants             1,245,000       1,120,000       1,245,000       1,120,000

Addition from assumed
conversion of Preferred Stock          300,000         300,000         300,000         300,000
                                  ------------    ------------    ------------    ------------

                                    26,473,838      19,248,259      26,470,713      18,519,593
                                  ------------    ------------    ------------    ------------

                                  ------------    ------------    ------------    ------------


Net income per common share

  Without Dilution                $      (0.01)   $      (0.01)   $      (0.01)   $      (0.02)

  Fully diluted                   $      (0.01)   $      (0.01)   $      (0.01)   $      (0.02)





                                      -12-